EXHIBIT 5.1

[Letterhead of PricewaterhouseCoopers LLP]

January 24, 2005

     We hereby consent to the incorporation by reference in the Registration Statement on Form F-10 of Fairfax Financial Holdings Limited (the “Company”) of our report dated February 5, 2004 relating to the consolidated financial statements which appear in the Company’s Annual Report for the year ended December 31, 2003 included in the Current Report on Form 6-K furnished on March 10, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants